                                                                    Exhibit 10.8


                CID CONTRACT RESEARCH AND DEVELOPMENT AGREEMENT

     This Agreement is made as of October 14, 1994 (the "Effective Date") by and between THERMO JARRELL ASH CORPORATION, a Delaware corporation having offices at 8E Forge Parkway, Franklin, Massachusetts 02038, Telecopy No. 508-520-1732 ("TJA") and CID TECHNOLOGIES INC. a Delaware corporation having offices at 101 Commerce Boulevard, Liverpool, New York 13088, Telecopy No. 315-451-9421 ("CIDTEC").

     The parties agree as follows:

1.   CERTAIN DEFINITIONS.

     1.1 "DEVICES" means charge injection devices ("CID") sensors satisfying specifications agreed to in writing by CIDTEC and TJA hereunder.

     1.2 "DEVICE RIGHTS" means the Devices, the Specifications and all Intellectual Property therein which arise after the Effective Date, as the Devices are designed, developed and tested pursuant to this Agreement.

     1.3 "INTELLECTUAL PROPERTY" shall mean all patent, copyright, trademark and trade secret rights and all other intellectual and industrial property rights anywhere in the world, and all applications, registrations, divisions and continuations thereof, and all associated goodwill.

     1.4 "SPECIFICATIONS" shall mean the specifications for Devices to be developed by CIDTEC and TJA hereunder. The Specifications may contain drawings, dimensions, functional specifications, design criteria, performance criteria and other information and requirements defining the Devices.

2.   DEVICE DEVELOPMENT.

     2.1 AGREEING UPON SCOPE OF DEVELOPMENT WORK. From time to time during the term hereof, TJA may provide to CIDTEC proposed specifications, milestones and payments for the development of a device. Upon the mutual written agreement of CIDTEC and TJA, such development shall be conducted pursuant to this Agreement.

     2.2 TIMETABLE FOR WORK. CIDTEC shall design and develop each Device in accordance with the written agreements of CIDTEC and TJA. In the event that CIDTEC does not satisfy any agreed-upon milestone by the applicable date, then TJA will be relieved of its obligation to make any payment associated with such milestone until such milestone is met, but CIDTEC shall not be relieved of its obligation to satisfy such milestone, or any subsequent milestones. In the event that CIDTEC fails to comply with any agreed-upon milestone by the 90th day after the applicable date, then TJA shall have the right to cancel CIDTEC's development of the applicable Device in accordance with Section 2.5 below.

     2.3 DEVELOPMENT PAYMENTS. Subject to Section 2.5, TJA will pay to CIDTEC the agreed-upon amounts at the stipulated times in consideration of CIDTEC's development of such Device.

     2.4 CHANGE ORDERS. TJA shall have the right, from time to time, to submit to CIDTEC written requests for modifications to their written agreement with respect to a Device ("Change Orders"). CIDTEC and TJA shall discuss in good faith such modifications. CIDTEC shall have no obligation to undertake any work based on a Change Order unless and until the parties have agreed upon such modifications.

     2.5 CANCELLATION OF DEVELOPMENT. Upon cancellation by TJA of CIDTEC's development of a Device as described in Sections 2.2 above, TJA shall have no further payment obligations with respect to the canceled Device; provided, however, that the license back of the Device Rights (as described in Section 4.2 below) for such Device to CIDTEC (and any related patent license to TJA under
Section 4.3(c) below) shall survive any such cancellation. If TJA cancels development of the Initial Device pursuant to this Article 2, this Agreement shall be automatically terminated upon such cancellation.

3.   WARRANTIES.

     3.1 WARRANTIES. CIDTEC hereby warrants to TJA that, during the term of this Agreement:

          (a) To the best of CIDTEC's information and belief, after due investigation, CIDTEC has all necessary rights, authority and Intellectual Property to manufacture, use and sell the Devices and to assign to TJA the rights assigned hereunder.

          (b) CIDTEC is and will be in compliance with all applicable federal, state and local laws, rules and regulations, and all orders and directives of courts and other government agencies and bodies, relating to the Devices and their development and testing.

          (c) Any persons and inventors who have ever had an interest in the inventions and technology underlying the Device Rights have, to the best of CIDTEC's information and belief after due investigation, irrevocably assigned all their rights in and to such Device Rights to CIDTEC.

     3.2 LIMITATION OF WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN WRITING BY CIDTEC, CIDTEC MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, WITH REGARD TO THE DEVICES.

4.   INTELLECTUAL PROPERTY.

     4.1 ASSIGNMENT. CIDTEC hereby irrevocably assigns to TJA all right, title and interest in and to the Device Rights.

     4.2 LICENSE BACK. Upon the assignment of the Device Rights to TJA, TJA grants to CIDTEC an exclusive, perpetual, worldwide, fully-paid right and license (with the right to grant sublicenses) to practice the Device Rights in order to make, use and sell Devices in all fields other than ICP, ICP-MS, AA and Arc-Spark of the types manufactured by Thermo Optek.

     4.3 PATENT PROSECUTION.

         (a) Except as is provided in Section 4.3(c) below, TJA shall have the sole and exclusive right and option, at its expense, to seek or continue to seek or maintain patent protection or other government approval on any Device in any country and to file for, procure, maintain and enforce patents in any country on any Device Rights.

         (b) CIDTEC shall make available to TJA or its authorized attorneys, agents or representatives, such of its employees whom TJA in its reasonable judgement deems necessary in order to assist it in obtaining patent protection for the Device Rights. CIDTEC shall, without charge, sign or use its best efforts to have signed all legal documents necessary for TJA to file and prosecute patent applications or for TJA to obtain or maintain patents.

         (c) In the event that TJA notifies CIDTEC that TJA elects not to seek patent protection for the Device Rights in any country, CIDTEC shall have the right, at its own expense, to seek such patent protection in such country and CIDTEC shall be the owner of any patents issuing in such country on such Device Rights. TJA shall have an exclusive, perpetual, worldwide, fully-paid right and license (with the right to grant sublicenses) to practice those patents in order to make, use and sell Devices in the fields of ICP, ICP-MS, AA and Arc-Spark of the types manufactured by Thermo Optek.

5.   CONFIDENTIALITY.

     5.1 DEFINITION. TJA and CIDTEC agree that certain information supplied by each (the "Disclosing Party") to the other (the "Receiving Party") during the course of this Agreement may be proprietary, secret or confidential to the Disclosing Party, including (without limitation) customer data, business practices, product plans, techniques, know-how or other confidential or proprietary information ("Confidential Information"). Unless otherwise specified herein, Confidential Information shall not include information previously known by the Receiving Party free of any confidentiality obligation, independently developed by the Receiving Party, disclosed to the Receiving Party by a third party having no obligation to keep such information confidential, or known or disclosed to the public or generally known to persons engaged in the respective businesses of TJA or CIDTEC through no fault of the Receiving Party. CIDTEC acknowledges that, notwithstanding the foregoing exceptions, all trade secrets, know-how, procedures, methods and designs developed or known by CIDTEC relating specifically to the design, manufacture and sale of the Devices and the Device Rights shall be treated by CIDTEC as, and shall be deemed to constitute, the Confidential Information of TJA.

     5.2 TREATMENT. All Confidential Information of the Disclosing Party shall be held in confidence by the Receiving Party following the date of disclosure and shall be used only for the purposes set forth in this Agreement unless the Disclosing Party provides prior written consent, or unless the disclosure of such information is required by law or order of a court or governmental agency (such disclosure to be made only after consultation with the Disclosing Party). Either party may disclose Confidential Information of the other party to its consultants or affiliates if necessary in connection with the performance of its obligations hereunder or as otherwise contemplated hereby, provided that such consultants and affiliates are bound in writing to maintain the confidentiality of such Confidential Information to at least the extent provided in this Article
5. All Confidential Information shall be maintained in secure premises by the Receiving Party, and the Receiving Party shall take all appropriate measures to prevent the unauthorized disclosure thereof.

6.   TERM AND TERMINATION

     6.1 TERM. This Agreement shall become effective as of the Effective Date and shall, unless earlier terminated in accordance with this Agreement, remain in full force and effect until December 15, 1997.

     6.2 TERMINATION.

         (a) Breach. Except as otherwise provided herein, either party may terminate this Agreement upon notice to the other party if the other party has committed a material breach of any provision of this Agreement and such breach has remained uncured for 30 days following notification of such breach given to the breaching party.

         (b) Critical Event. Either party may terminate this Agreement immediately and without any requirement of notice if the other party files for or consents to a general assignment for the benefit of creditors, files a petition in bankruptcy or liquidation, is adjudicated bankrupt or insolvent under the laws of any jurisdiction for the general benefit of creditors of an insolvent or financially troubled debtor, or if a petition in bankruptcy or liquidation is filed against the other party, or if the other party otherwise ceases to do business, is liquidated, wound up or has substantially all of its assets distributed to its owners, or publicly announces its intention to do any of the foregoing.

     6.3 EFFECTS OF EXPIRATION OR TERMINATION. Upon expiration or termination of this Agreement, all rights and obligations of the parties shall immediately terminate, except as set forth below:

         (a) All amounts then accrued and owing to CIDTEC shall survive.

         (c) The provisions of Articles 3, 4 and 5 and Sections 6.3 and 7.5 of this Agreement shall survive.

7.   GENERAL

     7.1 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed the original but all of which shall constitute one and the same instrument.

     7.2 NO WAIVER. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of that party's right thereafter to enforce any such provisions or to enforce any other provisions of the Agreement.

     7.3 SEVERABILITY. In the event any provision or term of this Agreement shall be held by a court to be illegal or unenforceable, all of the other terms and provisions hereof shall remain in full force and effect. The parties shall work together to agree upon a replacement provision or term which realizes the intent of such illegal or unenforceable provision or term as closely as possible.

     7.4 RELATIONSHIP. The relationship created between the parties hereto is that of independent contractors, and neither party nor any of its employees, subdistributors, customers, nor agents shall be deemed to be representatives, agents, or employees of the other parties for any purpose whatsoever, nor shall they or any of them have any authority or right to assume or create any obligation of any kind or nature, express or implied, on behalf of the other party.

     7.5 CHOICE OF LAW. This Agreement shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts, without regard to its choice of law principles.

     7.6 ASSIGNMENT. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement without such consent in connection with: (a) the sale of all or substantially all of its business or assets; or (b) an assignment to any business entity controlling, controlled by or under common control with such assigning party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

     7.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties regarding the subject matter of this Agreement. This Agreement may not be amended except by written agreement executed by the parties.

     7.8 DESCRIPTIVE HEADINGS. The descriptive headings contained in this Agreement are for convenience only and are not to be used in the construction or interpretation of this Agreement.

     Signed, sealed and delivered by a duly authorized representative of each party hereto under seal as of the date below written.



THERMO JARRELL ASH CORPORATION          CID TECHNOLOGIES INC



By: /s/ Earl R. Lewis                   By: /s/ Kristine Langdon
    ------------------------------          -----------------------------
Name: Earl R. Lewis                     Name: Kristine Langdon